Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (the “Agreement”) is entered into by and between Exela Technologies, Inc. (the “Company”) and Ronald C. Cogburn (the “undersigned”), as of March 31, 2022.

RECITALS

WHEREAS, the undersigned has served the Company as its Chief Executive Officer and as a member of its Board of Directors (the “Board”); and

WHEREAS, the Company and the undersigned have mutually agreed that, effective as of April 30, 2022 (the “Effective Date”), the undersigned shall resign from his role as Chief Executive Officer of the Company and all other officer and director positions with the Company and its subsidiaries, other than as a member of the Board, in each case subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the undersigned hereby agree as follows:

1.	Effect of the Effective Date; Services Following the Effective Date.
(a)

Effective as of the Effective Date, the undersigned does hereby resign as Chief Executive Officer of the Company and all other officer and director positions with the Company and its subsidiaries, other than as a member of the Board. The undersigned shall execute such resignation letters and other instruments as may be reasonably requested by the Company or any subsidiary from time to time to evidence such resignations.

(b)

From and after the Effective Date, the undersigned shall continue to serve as a member of the Board as a Class A Director, subject to the Second Amended and Restated Certificate of Incorporation of the Company, dated July 12, 2017 (the “Certificate of Incorporation”), and the By Laws of the Company (the “By Laws”), in each case as such instruments may be amended from time to time.

(c)

From and after the Effective Date, as a non-employee member of the Board, the undersigned shall be entitled to payment and expense reimbursement pursuant to the Company’s director remuneration and expense reimbursement policies applicable to non-employee members of the Board as in effect from time to time (provided that, for the avoidance of doubt, the undersigned shall not be entitled to the initial equity grant or any cash payments provided to newly appointed non-employee directors and the undersigned shall be entitled to receive a pro-rated portion of any annual grants based on the date of his becoming a non-employee director (i.e., the Effective Date)), but no other remuneration for 2022 except as specifically set forth herein.

(d)

Notwithstanding anything to the contrary, until the Effective Date, the undersigned’s employment with the Company and its subsidiaries shall continue to be on an at-will basis; provided that the Company and the undersigned may mutually agree to curtail or extend the Effective Date to coincide with the undersigned’s last day of employment for any reason.

2.	Treatment of Company Stock Options.
(a)	The undersigned currently holds the following equity incentive awards granted to him by the Company under the Company’s 2018 Stock Incentive Plan (the “Stock Incentive Plan”):
i.	Options to purchase 37,000 shares of the Company’s common stock granted on August 31, 2018 with a per share exercise price of $17.94; and
ii.	Options to purchase 37,000 shares of the Company’s common stock granted on August 26, 2019 with a per share exercise price of $3.90; collectively, the “Options”); and
(b)

As permitted under the Stock Incentive Plan, the Company and the undersigned acknowledge and agree that the resignations of the undersigned herein shall not constitute a “Termination” under the Stock Incentive Plan with respect to the Options by reason of the undersigned’s continued service to the Company as a member of the Board, with the following agreed consequences: (1) the forfeiture of the unvested portion of the Options shall not occur by reason of such resignations; (2) the unvested Options shall continue to vest during the undersigned’s continued service to the Company as a member of the Board; and (3) the obligation to exercise vested Options within a limited period of time following a “Termination” shall not be applicable during the undersigned’s continued service to the Company as a member of the Board.

(c)

The Company and the undersigned further agree that, if the undersigned fails to be re-elected to the Board, or is otherwise removed as a director or resigns his position as a director on the Board and the undersigned is at that time no longer of continued service to the Company in any other capacity (the date the undersigned no longer is of service to the Company as a member of the Board or in any other capacity, the “Separation Date”), then the vested Options held by the undersigned as of the Separation Date may be exercised for a period of two (2) years following the Separation Date or until the Options’ stated expiration date, whichever is earlier.

3.	Cash Severance Payment and Continued Benefits.
(a)	In consideration of the undersigned’s entry into this Agreement and the performance of his obligations hereunder, the Company shall pay the undersigned a cash severance payment of $565,000.00, less all applicable withholdings and deductions (the “Severance Payment”). The Severance Payment shall be paid in a cash lump sum within five (5) business days following the execution of this Agreement by both Parties. The Severance Payment is intended to be in the nature of salary continuation and is being paid for the purpose of providing financial assistance to the undersigned during the period between the Effective Date and the date of commencement of employment with a future employer, and in no event shall be considered a bonus or other incentive-based payment. The undersigned shall have no obligation to mitigate the amount of the Severance Payment nor shall the Severance Payment be subject to recoupment or reduction for future wages or otherwise.

(b)

Subject to the undersigned’s continued enrollment in medical insurance coverage, the Company shall, for the 24-month period following the Effective Date agree to reimburse the undersigned’s medical insurance coverage, as well as the insurance coverage for the undersigned’s spouse (the “Benefit Continuation”) up to $1,250.00 per month. Any portion of the monthly expense of the Benefit Continuation for which the Company is responsible shall be in the form of reimbursement for medical insurance premiums in accordance with the customary practice of the Company.

(c)

Following the Effective Date, the undersigned shall be entitled to (x) vested employee benefits under the Company’s employee benefit plans to which the undersigned is entitled as a former employee of the Company (provided, that for the avoidance of doubt, the benefits set forth in Section 3(a) of this Agreement are in lieu of, and not in addition to, any severance or similar cash-based termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or of its subsidiaries will be available to the undersigned), (y) reimbursement of any business expenses properly incurred prior to the Effective Date under the Company’s expense reimbursement policy, and (z) any benefits to which he is entitled under applicable law.

(d)

The Company shall also provide the undersigned with board education and training to facilitate his potential service on other boards of directors by reimbursing and/or advancing the one-time costs of his NACD membership and the one-time cost of Directorship Certification (the Complete Certification Package).

(e)Notwithstanding the foregoing, in the event that any amount of cash is paid prior to the expiration of the Revocation Period (as defined below) and the undersigned revokes this Agreement as provided herein following such payment, the undersigned shall include with such notice of revocation the repayment of the amount so paid.

4.	Consulting Agreement.

On the Effective Date, the Company and the undersigned shall enter into a consulting agreement in the form attached hereto as Exhibit A.

5.	Continued Right to Indemnification; Advancement of Expenses.
(a)

To the fullest extent permitted by Delaware law, the Company shall indemnify the undersigned from any and all claims in any way dealing with his service to the Company and its subsidiaries prior to the Effective Date. Nothing in this Agreement shall be construed to limit the right of the undersigned to full indemnification in respect of his service to the Company and its subsidiaries under Article SIXTH of the Certificate of Incorporation and Article VII of the By Laws, as an insured under any directors and officer’s liability insurance policy maintained by the Company or any of its subsidiaries, or under applicable law.

(b)	In no event shall the rights of indemnification provided to the undersigned by the Company be less than the indemnification provided by the Company to other former officers of the Company.
(c)

As provided under Section 7.4 of the By Laws, upon presentation by the undersigned of invoices and such reasonable supporting documentation as the Company may reasonably require, the Company does hereby agree to advance the expenses (including attorneys’ fees) incurred by the undersigned in respect of any matter to which Article SIXTH of the Certificate of Incorporation and Article VII of the By Laws applies, subject to the rights of recoupment by the Company under the conditions provided therein and the Company’s receipt of an undertaking from the undersigned as provided therein.

6.	Confidentiality; Non-Disparagement.
(a)

Confidentiality. The undersigned recognizes and acknowledges that the undersigned has received, and in his capacity as a non-employee member of the Board will receive, certain confidential and proprietary information and trade secrets of the Company and its subsidiaries, including, without limitation, customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”). The undersigned agrees that the undersigned will not, directly or indirectly, disclose or use in any manner any Confidential Information, except in connection with the carrying out of the undersigned’s services as a non-employee member of the Board, or as required by applicable law.

(b)	Nondisparagement.
i.

The undersigned shall not, in any communications with any third party, criticize, ridicule or make any statement which disparages, portrays in a negative light, is derogatory of, or otherwise impairs the reputation, goodwill or commercial interests of, the Company or any of its subsidiaries, or any of their officers, directors or employees.

ii.

Neither the Company nor any of its subsidiaries (by press release or other formal statement) shall criticize, ridicule or make any statement which disparages, portrays in a negative light, is derogatory of, or otherwise impairs the reputation, goodwill or commercial interests of the undersigned. In addition, the Company shall use reasonable efforts to cause its subsidiaries and the officers and directors of each of the Company and its subsidiaries not to, in any communications with any third party, criticize, ridicule or make any statement which disparages, portrays in a negative light, is derogatory of, or otherwise impairs the reputation, goodwill or commercial interests of the undersigned.

(c)

Notwithstanding the foregoing, no provision of this Agreement shall be construed to (x) prohibit the undersigned or the Company from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company or any of its subsidiaries by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its subsidiaries or the undersigned that the undersigned or the Company reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any subsidiary or (y) require the undersigned or the Company to obtain the approval of, or give notice to, the Company or any of its employees or representatives, or the undersigned, as applicable, to take any action permitted under clause (x).

(d)

Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. The undersigned acknowledges that the undersigned has hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees. Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

(e)

Notice. “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

7.	Non-Competition; Non-Interference.
(a)

Non-Competition. During the Restricted Period, the undersigned shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities in any other jurisdiction in which the Company or any of its subsidiaries is actively engaged in business.

(b)

Non-Interference. During the Restricted Period, the undersigned shall not, directly or indirectly for his own account or for the account of any other individual or entity, engage in Interfering Activities.

(c)	Definitions. For purposes of this Agreement:
i.

“Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company or any of its subsidiaries, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of the Effective Date, in each case, to whom the undersigned provided services, or with whom the undersigned transacted business, or whose identity became known to the undersigned in connection with his relationship with or employment by the Company.

ii.

“Competitive Activities” shall mean any business activity that is competitive with the then current business activities of the Company or any of its subsidiaries or any business activities that are demonstrably planned as of the Effective Date.

iii.

“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, the Company or any of its subsidiaries to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company or any of its subsidiaries; (B) other than the one individual separately identified to the Company concurrently herewith, hiring any individual who was employed by the Company or any of its subsidiaries within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company or any of its subsidiaries, or in any way interfering with the relationship between any such Business Relation and the Company or any of its subsidiaries.

iv.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

v.	“Restricted Period” shall mean the period commencing on the Effective Date and ending on the twelve (12) month anniversary of the Effective Date.
(d)

Reasonableness of Restrictions. The undersigned hereby acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information renders the undersigned special and unique within the Company’s industry, and that the undersigned has had the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, the undersigned recognizes and acknowledges that the restrictions and limitations set forth in this Section 7 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company and its subsidiaries. The undersigned acknowledges further that the restrictions and limitations set forth in this Section 7 will not materially interfere with his ability to earn a living following the Effective Date.

(e)

Injunctive Relief. The undersigned expressly acknowledges that, because his services are personal and unique and because the undersigned did and will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Section 7 may result in substantial, continuing, and irreparable injury to the Company and its subsidiaries for which monetary damages would not be an adequate remedy. Therefore, the undersigned hereby agrees that, in addition to any other right or remedy that may be available to the Company in law or in equity, any of the Company or its subsidiaries shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 7 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, the undersigned acknowledges and agrees that the Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 7 and during any other period required for litigation during which the Company or any of its subsidiaries seeks to enforce such covenants against the undersigned if it is ultimately determined that the undersigned was in breach of such covenants.

(f)

The undersigned further hereby acknowledges that his continued compliance with the covenants of this Section 7 is a condition of the undersigned receiving the benefits and payments described in Sections 2 through 4 of this Agreement and upon any breach of the covenants set forth in this Section 7, in addition to any other damages or equitable relief to which the Company may be entitled, the Company shall no longer be obligated to provide the undersigned any unpaid portion of the amounts and benefits described in Sections 2 through 4 of this Agreement.

(g)

Notwithstanding anything in this Agreement or otherwise, the undersigned has disclosed to the Company his intent to serve on boards for companies and his intent to work for BRNS LLC and its’ subsidiaries, including as a professional engineer, and such services shall not violate any competition prohibitions.

8.

Release. Other than the Excluded Claims, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the undersigned, hereby for and on behalf of himself and his heirs, administrators, executors, and assigns, effective as of the date on which this Agreement , does fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries, and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that the undersigned had, may have had, or now has against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to the undersigned’s employment or the termination of the undersigned’s employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Agreement includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law other than with respect to the Excluded Claims.

The undersigned hereby acknowledges and agrees that as of the date he executes this Agreement, the undersigned has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this release, the undersigned specifically releases all claims relating to his employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, the undersigned is not releasing claims relating to any of the following (each an “Excluded Claim”): (i) any claims relating to his rights under this Agreement and those instruments and agreements referred to herein (including, if applicable, as modified by this Agreement), including without limitation relating to equity compensation referred to in Section 2, any consulting fees he may earn after the Effective Date, the severance payment and benefits referred to in Section 3, and the right to director and officer indemnification and insurance coverage referred to in Section 5; (ii) rights to salary and employee benefits between the date of this Agreement and the Effective Date or rights to vested employee benefits as a former employee of the Company (other than any severance or termination benefits payable under any plan or arrangement sponsored or agreed to by the Company or of its subsidiaries); (iii) any claims that cannot be waived by law; and (iv) any claims, cross-claims or counterclaims that the undersigned determines, reasonably and in good faith, are reasonably related to any claim made against the undersigned following the Effective Date by the Company or any of its subsidiaries, or by the shareholders of the Company.

The undersigned hereby expressly acknowledges and agrees that the undersigned–

●	Is able to read the language, and understand the meaning and effect, of this Agreement;
●	Has no physical or mental impairment of any kind that has interfered with the undersigned’s ability to read and understand the meaning of this Agreement or its terms, and that the undersigned is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;
●	Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to perform the mutual agreements set forth herein in consideration for his agreement to accept it in full settlement of all possible claims the undersigned might have as of the date this Agreement is executed by the undersigned or might have ever had at any time prior to the date this Agreement is executed by the undersigned, and because of the undersigned’s execution of this Agreement;
●	Acknowledges that, but for his execution of this Agreement, the undersigned has no contractual entitlement to the termination and severance benefits described in Sections 2 through 4 of this Agreement;

●	Understands that, by entering into this Agreement, the undersigned does not waive rights or claims under ADEA that may arise after the date the undersigned executes this Agreement;
●	Had or could have had twenty-one (21) calendar days in which to review and consider this Agreement, and that if the undersigned executes this Agreement, the undersigned has voluntarily and knowingly waived the remainder of any review period;
●	Has not relied upon any representation or statement not set forth in this Agreement made by the Company or any of its representatives;
●	Was advised to consult with his attorney regarding the terms and effect of this Agreement; and
●	Has signed this Agreement knowingly and voluntarily.

The undersigned represents and warrants that he has not previously filed, and to the maximum extent permitted by law agrees that he will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, the undersigned has filed or files such a complaint, charge, or lawsuit regarding any of the claims released herein, the undersigned agrees that the undersigned shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom the undersigned has filed such a complaint, charge, or lawsuit. Notwithstanding anything to the contrary, nothing herein shall prevent or restrict the undersigned from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency; (ii) truthfully responding to or complying with a subpoena, court order, or other legal process; or (iii) exercising any rights the undersigned may have under applicable labor laws to engage in concerted activity with other employees; provided, however, that undersigned hereby forgoes any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where his right to receive such a monetary benefit is otherwise not waivable by law.

The undersigned hereby agrees to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agrees not to seek further employment with the Company or any other member of the Group.

Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by the undersigned (the “Revocation Period”), during which time the undersigned may revoke his acceptance of this Agreement by notifying the Company and the Board, in accordance with Section 9 below. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Agreement. Provided that the Agreement is executed and the undersigned does not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Agreement is executed shall be its effective date. The undersigned acknowledges and agrees that if the undersigned revokes this Agreement during the Revocation Period, this Agreement will be null and void and of no effect in its entirety, and neither the Company nor any other member of the Group will have any rights or obligations hereunder, including to pay or provide the undersigned the amounts and benefits described in Sections 2 through 4 of this Agreement.

The undersigned agrees to execute a new release incorporating the provisions of this Section 8 on the Effective Date.

9.

Notices. Notices provided hereunder will be deemed to be given when delivered in writing by email, with a copy of any such notice also to be sent by overnight courier. All notices to the Company shall be addressed to the Company at:

Exela Technologies, Inc. 2701 East Grauwyler Road Irving, TX 75061

Attention: Secretary
Email: legalnotices@exelatech.com

All notices to the undersigned will be sent by email with a copy of any such notice also to be sent by overnight courier addressed to the most recent email and mailing address for the undersigned reflected in the Company’s records (or such other address as the undersigned may from time to time specify to the Company).

10.

Miscellaneous. No party to this Agreement may assign this Agreement without the express written consent of the other parties, such consent not to be unreasonably withheld. The rights and obligations of the parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. This Agreement constitutes the entire agreement and understanding between the Company and its subsidiaries and the undersigned with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the undersigned and the Company relating to such subject matter. The parties to this Agreement agree to cooperate and to take such steps as may be reasonably necessary to give full effect to the transactions contemplated by this Agreement. This Agreement may be executed and delivered in counterparts (including via facsimile or .pdf file or by electronic delivery), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Notwithstanding anything to the contrary contained herein, in no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on the undersigned by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

The undersigned hereby acknowledges and agrees that each member of the Group shall be a third-party beneficiary to the releases set forth in Section 8, with full rights to enforce this Agreement and the matters documented herein.

11.

Attorneys’ Fees for this Agreement. Upon presentation by the undersigned of appropriate invoices, the Company shall reimburse the undersigned or pay directly for up to $5,000 of the attorneys’ fees incurred by him in connection with the entry into this Agreement.

12.	Governing law. The laws of the state of Texas shall govern this Agreement without regard to any choice of law principles that would result in the application of the laws of another jurisdiction.

[signature follows]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned and the Company as of the first date written above.

EXELA TECHNOLOGIES, INC.

By:
Name:	Par S. Chadha
Title:	Executive Chairman

Ronald C. Cogburn

EXHIBIT A

CONSULTING AGREEMENT

May 1, 2022

Ronald Cogburn

712 Bandit Trail

Keller TX 76248

Re: Consulting Services for Exela Technologies, Inc. (collectively, together with its affiliates, “Exela", “we” or “us”)

Dear Mr. Cogburn:

This will confirm that Exela has asked you to perform certain consulting services (collectively, the “Services”) relating to Exela’s business and affairs as may be requested from time to time by Exela’s Board of Directors, Exela’s executive management, or their respective designees (the “Agreement”). As part of the Services you shall provide the Company with such assistance and cooperation as may be reasonably requested by the Company, whether legal, financial or otherwise. In the provision of such services, you shall take direction from, and shall report to, the Board and such other executive officers of the Company as the Board may designate from time to time depending on the nature of the services requested. You acknowledge that such cooperation and assistance may relate to any matter as to which the Company determines such services may be helpful, including without limitation (i) the ongoing business and affairs of the Company generally, (ii) specific matters concerning the transition of duties to the undersigned’s successors and (iii) appearing before and providing truthful and complete information to judicial, administrative, governmental or regulatory authorities in connection with any investigation and/or proceedings regarding or involving the Company and its subsidiaries.

This Agreement is contemplated by the terms of Section 4 of that certain Transition Agreement entered into by you and Exela dated as of March 31, 2022 (the “Transition Agreement”). You have agreed to perform such Services, subject to the following terms and conditions of this Agreement:

1.Term and Termination. This Agreement commences on May 1, 2022 and covers all periods during which you perform Services to Exela up through and including April 30, 2023, unless sooner terminated by a party in accordance with the terms of this Agreement (the “Term”). The Parties may agree to extend the Term only upon mutual written consent. Exela shall not control the manner or means by which you perform the Services. However, you will devote sufficient time and resources to provide the Services at mutually agreed times with Exela. Exela’s Board of Directors or its designee shall coordinate with you the schedule for providing the Services.

2.Fees and Expenses.

(a)In exchange for your provision of the Services during the Term, Exela will pay you a total payment of One Million, One Hundred Twenty Five Thousand Dollars and Zero Cents ($1,125,000.00) (the “Fee”) payable in two equal installments as follows: (1) $562,500.00 shall be paid in a cash lump sum on or before November 1, 2022; and (2) $562,500.00 shall be paid in a cash lump sum on or before May 1, 2023. Exela will reimburse you for all actual and reasonable out-of-pocket travel and other reasonable costs and expenses you incur in connection with your performance of the Services; provided any such expenses in excess of $2,500 have been approved in advance by Exela. In order to be reimbursed for any such expenses, you must present us with an original itemized invoice for such amount together with copies of related statements and receipts. All such amounts will be due and payable net 30 days from our receipt of your invoice.

(b)Except as set forth above, Exela will have no obligation to pay or reimburse you for any other amount with respect to your performance of the Services, and by your execution of this Agreement, below, you acknowledge that the foregoing sets forth our entire agreement with respect to compensation for your performance of the Services.

(c)You are obligated for any taxes payable by or imposed upon you or your employees or principals with respect to any amounts paid to you under this Agreement, and Exela will have no obligation to withhold any such taxes from amounts due to you under this Agreement. In any given tax year for which you perform Services, Exela will issue you a 1099 to the address on file for you for any payments you receive for Services.

3.Intellectual Property.

(a)Exela is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for Exela. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” you hereby irrevocably assign to Exela, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

(b)Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

(c)You shall make full and prompt disclosure to Exela of any inventions or processes, as such terms are defined in 35 U.S.C. § 100, made or conceived by you alone or with others during the term of this Agreement, related in any way to the Services described herein, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of Exela. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of Exela. Any patent or copyright applications relating to the Services, related to trade secrets of Exela or which relate to tasks assigned to you by Exela, that you may file within one year after expiration or termination of this Agreement, shall belong to Exela, and you hereby assign same to Exela, as having been conceived or reduced to practice during the term of this Agreement.

(d)Upon the request of Exela, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Exela to prosecute, register, perfect, record, or enforce its rights in any Deliverables. In the event Exela is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint Exela as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

(e)To the extent that any of your pre-existing materials or Intellectual Property Rights are contained in the Deliverables, you retain ownership of such preexisting materials and Intellectual Property Rights and hereby grant to Exela an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof. Exela may assign, transfer, and sublicense such rights to others without your approval.

(f)You have no right or license to use Exela’s trademarks, service marks, trade names, trade names, logos, symbols, or brand names.

(g)You shall require each of your employees and contractors to execute written agreements securing for Exela the rights provided for in this Section 3 prior to such employee or contractor providing any Services under this Agreement.

4.Confidentiality.

(a)You acknowledge that you have had or will have access to information that is treated as confidential and proprietary by Exela, its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Information that you develop in connection with the Services, including but not limited to any Deliverables, shall also be subject to the terms and conditions of this Section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Exela in each instance, and not to use any Confidential Information for any purpose except in the performance of the Services. You shall notify Exela immediately in the event you become aware of any loss or disclosure of any Confidential Information.

(b)Nothing herein shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulations. You do not need the prior authorization of Exela to make any such reports or disclosures and you are not required to notify Exela that you have made such reports or disclosures.

(c)You shall not export, directly or indirectly, any technical data acquired from Exela, or any products utilizing any such data outside of the United States, and you shall not handle as part of the Services any information that maybe considered protected health information without first entering into a separate business associate agreement with Exela. If applicable, you agree to enter into separate confidentiality agreements with Exela upon its request.

5.Representations and Warranties. You represent, warrant and agree that:

(a)you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)your entering into this Agreement with Exela and your performance of the Services does not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)you have the required skill, experience and qualifications to perform the Services;

(d)you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and you shall devote sufficient time, attention and resources to ensure that the Services are performed in a timely and reliable manner;

(e)you shall perform the Services in compliance with all applicable federal, state and local laws and regulations;

(f)Exela will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(g)all Deliverables shall be your original work (except for material in the public domain or Exela owned or provided materials) and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

6.Other Business Activities. Sections 6 and 7 of the Transition Agreement are hereby incorporated by reference.

7.Termination.

(a)Either party may terminate this Agreement, effective immediately upon written notice, in the event that the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, such breach is not cured within thirty (30) days after receipt of written notice of such breach.

(b)Exela may terminate this agreement if you revoke and or fail to deliver the new release contemplated by Section 8 of the Transition Agreement.

(c)Upon your death or disability at any time, Exela shall continue to make all payments of the Fee when due hereunder to you or your estate which shall include, without limitation, your or your estate’s executor, administrator or similar personal representative.

(d)Upon expiration or termination of this Agreement for any reason, or at any other time upon the written request of Exela, you shall promptly:

(i)deliver to Exela all Exela property in your possession, including Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by Exela;

(ii)deliver to Exela all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(iii)permanently erase all of the Confidential Information from your computer systems or other files; and

(iv)certify in writing to Exela that you have complied with the requirements of this paragraph.

8.Indemnification. Except as set forth in the following sentence or as otherwise specifically identified in this Agreement, Exela shall indemnify you and hold you harmless from and against all claims and losses of any type, including reasonable attorneys’ fees, in connection with, in whole or in part your performance of the Services. You agree to indemnify and hold harmless Exela and its affiliates and each of their respective directors, officers, employees and agents from and against all claims and losses of any type, including reasonable attorneys’ fees, in connection with, in whole or in part: (i) your gross negligence or willful misconduct in the performance of this Agreement; (ii) your intentional failure to comply with any applicable Federal, state or local law or (iii) any claim by you or your personnel against Exela for wages, fringe benefits, other compensation, or similar claims under applicable law with respect to the period in which you provide Services.

9.Independent Contractor.

(a)You are an independent contractor of Exela, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and Exela for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind Exela and you shall not make any agreements or representations on Exela's behalf without Exela's prior written consent.

(b)Without limiting Section 9(a) and except as set forth in the Transition Agreement, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Exela to its employees as a result of your performance of the Services, and Exela will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker's compensation insurance on your behalf with respect to the period in which you provide Services. You shall be responsible for, and shall indemnify Exela against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify Exela against any claims made by or on behalf of any such employee or contractor.

(c)You will use your own discretion in performing the Services and will in all respects control the means and manner of your performance, subject to the express condition that you will at all times comply with all applicable laws and Exela policies applicable to the Services provided hereunder (such as business conduct policies). You will supply all facilities, equipment and supplies necessary for performance of the Services at no additional cost to Exela, provided that Exela in its discretion may make a temporary office or cubicle and computer systems available to you at its offices in connection with your providing the requested Services. You will not offer or give Exela, or any Exela subsidiary or affiliate, or any of their respective employees or agents, any gratuity, payment or other personal benefit or inducement with a view toward securing business from Exela or influencing the terms, conditions or performance of any Services under this Agreement.

10.Assignment. You agree that you will not subcontract, delegate, assign or otherwise engage the services of any subcontractor to perform any portion of the Services under this Agreement without the express prior written consent of Exela, which Exela may grant or withhold in its sole discretion. Exela’s affiliates may procure and use the Services and shall benefit from the provisions of this Agreement to the extent as if they were Exela. Exela may freely assign its rights and obligations under this Agreement at any time. Subject to the foregoing sentence, the rights and obligations of Exela and you under this Agreement shall be binding upon and inure to the benefit of the parties' respective successors, executors and administrators, as the case may be.

11.Attorneys’ Fees. If Exela commences or institutes any action or proceeding, whether regulatory, administrative, at law or in equity, to enforce or interpret any of the terms and provisions of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys’ fees, expert witness fees, costs of suit, and expenses, in addition to any other relief to which such prevailing party may be entitled.

12.Notices. Any notice required or permitted hereunder shall be in writing and shall be given to you personally or at the address first set forth above or the primary e-mail address used for communications between you and Exela, and to Exela via e-mail to legalnotices@exelatech.com, or as the party may hereafter specify in writing. Such notice shall be deemed given: upon personal delivery to the appropriate address upon receipt in the case of e-mail received during regular business hours (provided such receipt is confirmed, including by reply e-mail); or three (3) business days after the date of mailing if sent by certified or registered mail; or one (1) business day after the date of deposit with a commercial courier service offering next business day service with confirmation of delivery.

13.Complete Understanding; Modification. This Agreement constitutes the full and complete understanding and agreement between you and Exela relating to your performance of the Services, and supersedes all prior understandings and agreements relating to the Services. For the avoidance of doubt, the provisions herein are not intended to modify any obligations you may have to Exela with respect to any period prior to your performing the Services or as may be set forth in the Transition Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by you and an authorized representative of Exela. The provisions of this Agreement shall prevail over any conflicting provisions in any purchase order, acceptance notice or other document generated by you.

14.Interpretation. This Agreement has been negotiated by you and Exela with advice, if desired, from your and our respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The headings and captions herein are included for reference purposes only and shall not affect the interpretation of the provisions hereof. When used herein, the word “including” will not be construed as limiting. This Agreement shall be read with all changes of gender, neutral and number required by the context. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect to the maximum extent permitted by law.

15.Jurisdiction; Venue; Dispute Resolution. This Agreement is governed by the laws of the State of Texas, without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. Both Exela and you hereby consent to venue in and the exclusive jurisdiction of the state and federal courts located in Texas. Any controversy or claim arising out of or relating to the Services which cannot be resolved by good faith discussions between you and us may be submitted to voluntary non-binding mediation at the request of either of us, with each of you and us bearing our own costs of such mediation and one-half the costs of the mediator (who shall be acceptable to each of you and us). If mediation is not successful within a reasonable period of time, then either of you or we can pursue any remedy available or appropriate, including litigation; provided that Exela will be free to seek equitable relief for any breach by you of the confidentiality obligations of this Agreement without first seeking to resolve such matter pursuant to the provisions of this paragraph.

16.Survival of Terms. Those provisions of this Agreement that, by their nature, are intended to survive any expiration or termination of this Agreement shall so survive.

17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

If the foregoing accurately sets forth your agreement with respect to your performance of the Services, please sign the enclosed copy of this letter and return it to me.

Very truly yours,

on behalf of Exela Technologies, Inc.

ACCEPTED AND AGREED:

Ronald Cogburn